Exhibit 99.1

NEWS RELEASE
Visteon Announces First-Quarter 2011 Results
First-Quarter Financial Summary
•	Product sales of $1.97 billion, up $127 million from first quarter 2010
•	Net income of $39 million, or $0.75 per diluted share
•	Adjusted EBITDA of $159 million
•	Cash balances of $901 million; total debt of $566 million
•	Completed $500 million debt refinancing on April 6
•	2011 full-year sales and earnings guidance increased
VAN BUREN TOWNSHIP, Mich., May 5, 2011 — Visteon Corporation (NYSE: VC) today announced first-quarter 2011 results, reporting net income of $39 million, or $0.75 per diluted share, on product sales of $1.97 billion, compared with net income of $233 million on product sales of $1.85 billion for the first quarter of 2010. Net income of $233 million for first quarter 2010 included a $237 million net gain related to the termination of company-paid medical, prescription drug and life insurance coverage benefits under certain U.S. other post-retirement employee benefit (OPEB) plans. Adjusted EBITDA, as defined below, for first quarter 2011 was $159 million, compared with $161 million in first quarter 2010.
“Our first-quarter results reflect higher sales resulting from increased vehicle production volumes across all products, regions and major customers,” said Donald J. Stebbins, chairman, chief executive officer and president. “Visteon’s global footprint, strong product and technology portfolio and customer focus continue to drive our new business wins, as our customers awarded Visteon more than $300 million in new business in the first quarter.”
First Quarter 2011 Results
Hyundai-Kia and Ford Motor Co. each accounted for approximately 28 percent of Visteon’s first-quarter product sales of $1.97 billion, with Renault-Nissan accounting for 8 percent and PSA Peugeot-Citroën 7 percent. On a regional basis, Asia accounted for 40 percent of total product sales — up from 35 percent a year earlier — while Europe represented 39 percent, North America 16 percent and South America 5 percent.
Product sales increased by $127 million compared with first quarter 2010. The impact of divestitures and closures from prior actions lowered sales on a year-over-year basis by $88 million. Excluding the impact of divestitures and closures, sales increased $215 million, or about 12 percent, compared with a year earlier, principally reflecting higher production volumes across all major customers.
Product gross margin for first quarter 2011 was $149 million, compared with $417 million a year earlier. Adjusting for a $251 million gain related to OPEB termination in first quarter 2010, gross margin decreased $17 million year-over-year as benefits from higher production volumes and currency were offset by divestitures and closures, customer agreements, and net cost performance.

Selling, general and administrative (SG&A) expense of $102 million for first quarter 2011 decreased $11 million, to 5.2 percent of product sales, compared with 6.1 percent in first quarter 2010. Benefits from actions in managing SG&A expense continued to provide the company the ability to maintain its achieved cost structure in a growing sales environment.
During first quarter 2011, Visteon recognized $44 million of equity in the net income of non-consolidated affiliates, compared with $30 million in 2010, for an increase of $14 million or 47 percent. Yanfeng Visteon Automotive Trim Systems Ltd. (YFV) and related affiliate interests contributed $41 million in equity income, an increase of $11 million compared with a year earlier. On a U.S. GAAP basis, YFV’s first-quarter 2011 sales totaled $720 million, compared with $526 million a year earlier — a 37 percent increase. Visteon holds a 50 percent ownership interest in YFV; the remaining 50 percent is owned by HUAYU Automotive Systems Co., Ltd., a subsidiary of SAIC Group.
For first quarter 2011, the company reported net income of $39 million, or $0.75 per diluted share, compared with net income of $233 million, including a $237 million net OPEB termination gain, in the same period in 2010. Adjusted EBITDA (a non-GAAP financial measure, as defined below) for first quarter 2011 was $159 million, compared with $161 million for the same period a year earlier.
On a year-over-year basis, increases in adjusted EBITDA from higher sales volume, equity in the net income of non-consolidated affiliates and currency were offset by the impact of divestitures and closures, customer agreements, and net cost performance.
During first quarter 2011, Visteon won a substantial amount of new business, with the majority to be manufactured in Asia. Annual sales from these new business wins are expected to be more than $300 million.
Cash and Debt Balances
As of March 31, 2011, Visteon had global cash balances of $901 million, including $70 million of restricted cash, compared with $979 million and $74 million, respectively, at the end of 2010. Total debt was $566 million as of March 31, 2011.
Visteon used $50 million in cash from operations in first quarter 2011, reflecting normal working capital seasonality and payments related to 2010 employee performance incentives and restructuring actions. Capital expenditures totaled $55 million for first quarter 2011, about $30 million more than a year earlier, as the company invested to meet future customer program requirements, primarily in Asia. Free cash flow (a non-GAAP financial measure, as defined below) was negative $105 million in first quarter 2011, compared with positive $15 million in first quarter 2010.
On April 6, Visteon successfully refinanced $500 million in term debt with $500 million of eight—year, 6.75 percent senior unsecured notes. Through the refinancing, Visteon lowered its interest rate by 125 basis points for an estimated annual interest savings of approximately $6 million, extended the term of its debt from seven years to eight years, and obtained a more favorable covenant structure. Visteon also increased the borrowing capacity under its secured, asset-based revolving facility to $220 million from $200 million, and, among other things, amended certain provisions to conform to the new senior unsecured notes.

Increased Sales and Earnings Guidance for 2011
Visteon increased its sales and earnings guidance for full year 2011. The company expects full-year 2011 product sales in the range of $7.75 billion to $7.85 billion and adjusted EBITDA in the range of $640 million to $680 million. Free cash flow is expected to be a use of approximately $175 million.
Visteon operates two manufacturing facilities and three customer service centers in Japan. While the effects of the earthquakes and tsunami in Japan did not materially impact Visteon’s first-quarter results, customer production schedules remain fluid and subject to change. Additionally, the ability of vehicle manufacturers to compensate for lost production depends on the availability of components to supply increased output and the ability of labor structures to handle overtime, with the most significantly impacted commodities including semiconductors, electronics components and displays. Visteon anticipates production disruptions to continue through the second and into the third quarter of 2011 and is working closely with its customers and suppliers to minimize the impact of such disruptions. As events in Japan continue to evolve, the company’s full-year 2011 outlook remains subject to change.
Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 26 countries and employs approximately 26,500 people. Learn more at www.visteon.com.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to:
•	our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms;

•	our ability to satisfy pension and other post-employment benefit obligations;

•	our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis;

•	conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s and Hyundai-Kia’s vehicle production volumes, (ii) the financial condition of our customers or suppliers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers or work stoppages at our customers or suppliers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest;

•	new business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle productions levels, customer price reductions and currency exchange rates;

•	general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions,

acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;

•	increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and

•	those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010).
Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final interim financial results will be included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full-year 2011 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
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Contact:
Media:
Jim Fisher
734-710-5557
jfishe89@visteon.com
Investors:
Michael Lewis
734-710-5800
investor@visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
	Successor	Predecessor
Net Sales
Products	$1,973	$1,846
Services	—	58

	1,973	1,904

Cost of sales
Products	1,824	1,429
Services	—	57

	1,824	1,486

Gross margin	149	418

Selling, general and administrative expenses	102	113
Reorganization items, net	—	30
Other (income) expense, net	(2)	29

Operating income	49	246

Interest expense, net	9	3
Equity in net income of non-consolidated affiliates	44	30

Income before income taxes	84	273

Provision for income taxes	28	25

Net income	56	248

Net income attributable to noncontrolling interests	17	15

Net income attributable to Visteon Corporation	$39	$233

Per share data:

Net Income attributable to Visteon
Basic	$0.77	$1.79
Diluted	$0.75	$1.79

Average shares outstanding (in millions)
Basic	50.7	130.3
Diluted	52.0	130.3

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

	Successor
	March 31	December 31
	2011	2010
ASSETS

Cash and equivalents	$831	$905
Restricted cash	70	74
Accounts receivable, net	1,240	1,092
Inventories, net	414	364
Other current assets	305	267

Total current assets	2,860	2,702

Property and equipment, net	1,618	1,582
Equity in net assets of non-consolidated affiliates	488	439
Intangible assets, net	391	396
Other non-current assets	92	89

Total assets	$5,449	$5,208

LIABILITIES AND SHAREHOLDERS’ EQUITY

Short-term debt, including current portion of long-term debt	$80	$78
Accounts payable	1,314	1,203
Accrued employee liabilities	182	196
Other current liabilities	360	365

Total current liabilities	1,936	1,842

Long-term debt	486	483
Employee benefits	544	526
Deferred income taxes	200	190
Other non-current liabilities	225	217

Shareholders’ equity:
Preferred stock	—	—
Common stock	1	1
Stock warrants	24	29
Additional paid-in capital	1,117	1,099
Retained earnings	125	86
Accumulated other comprehensive income	103	50
Treasury stock	(5)	(5)

Total Visteon shareholders’ equity	1,365	1,260
Noncontrolling interests	693	690

Total shareholders’ equity	2,058	1,950

Total liabilities and shareholders’ equity	$5,449	$5,208

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
	Successor	Predecessor
Operating Activities

Net income	$56	$248
Adjustments to reconcile Net Income to net cash (used by) provided from Operating Activities:
Depreciation and amortization	77	73
Pension and OPEB, net	—	(240)
Loss on sale of assets	—	21
Equity earnings, net of dividends remitted	(44)	(29)
Reorganization items, net	—	30
Other non-cash items	10	11
Changes in assets and liabilities:
Accounts receivable	(122)	(95)
Inventories	(41)	(38)
Accounts payable	77	49
Other	(63)	10

Net cash (used by) provided from from Operating Activities	(50)	40

Investing Activities

Capital expenditures	(55)	(25)
Proceeds from asset sales	1	1

Net cash used by Investing Activities	(54)	(24)

Financing Activities

Cash restriction, net	4	(2)
Short term debt, net	3	—
Debt proceeds, net	—	4
Principal payments on debt	(3)	(12)
Other	5	(1)

Net cash from (used by) Financing Activities	9	(11)

Effect of exchange rates on cash	21	(3)

Net (decrease) increase in cash	(74)	2

Cash at beginning of period	905	962

Cash at end of period	$831	$964

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding certain non-GAAP financial measures including “Adjusted EBITDA” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.
Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, certain non-recurring employee charges and benefits, reorganization items, and other non-operating gains and losses. Because not all companies use identical calculations this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Estimated
	March 31		Full Year
	2011	2010	2011
	Successor	Predecessor	Successor
Net Income attributable to Visteon	$39	$233	$35 - 75
Interest expense, net	9	3	60
Provision for income taxes	28	25	140
Depreciation and amortization	77	73	320
Loss on sale of assets	—	21	—
Restructuring and other related costs, net	(2)	(4)	60
OPEB termination and other employee costs	5	(220)	10
Reorganization and other related items	3	30	15

Adjusted EBITDA	$159	$161	$640 - 680

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) the Company’s credit agreements use measures similar to Adjusted EBITDA to measure compliance with certain covenants.
Free Cash Flow: Free cash flow is presented as a supplemental measure of the Company’s liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines free cash flow as cash flow from operating activities less capital expenditures. Because not all companies use identical calculations, this presentation of free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Estimated
	March 31		Full Year
	2011	2010	2011
	Successor	Predecessor	Successor
Cash (used by) provided from Operating Activities	$(50)	$40	$90
Capital expenditures	(55)	(25)	(265)

Free Cash Flow	$(105)	$15	$(175)

Free cash flow is not a recognized term under GAAP and does not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow has limitations as an analytical tool and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow (i) as a factor in incentive compensation decisions, and (ii) for planning and forecasting future periods.